Exhibit 10.11

Execution Version

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

ATHLON HOLDINGS LP

A Delaware Limited Partnership

Dated as of August 7, 2013

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
ATHLON HOLDINGS LP

i

ii

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AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
ATHLON HOLDINGS LP

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of ATHLON HOLDINGS LP (the “Partnership”) is entered into by and among Athlon Holdings GP LLC, as the sole general partner (the “General Partner”), and the Limited Partners (as defined below) set forth on Schedule A hereto, as of August 7, 2013 (the “Effective Date”).

WHEREAS, the General Partner has formed a limited partnership under the Act (as defined below) by filing the Certificate of Limited Partnership with the Secretary of State of the State of Delaware on July 22, 2011.

WHEREAS, on April 26, 2013, certain Limited Partners exchanged their Class A limited partner interests and Class B limited partner interests in the Partnership for shares of common stock, par value $0.01 per share (“Common Stock”) of Athlon Energy Inc., a Delaware corporation (“Athlon Energy”), whereupon (a) Athlon Energy became a Limited Partner and (b) the Limited Partners (other than Athlon Energy) continued to hold Class A limited partner interests.

WHEREAS, Athlon Energy intends to make an initial public offering (the “IPO”) of shares of its Common Stock.

WHEREAS, the General Partner and the Limited Partners desire to amend and restate the limited partnership agreement of the Partnership, dated as of July 22, 2011, pursuant to which the Limited Partners’ limited partner interests will convert into Units (as defined below) and such Limited Partners (other than Athlon Energy) shall have the right to exchange their Units for shares of Common Stock of Athlon Energy.

WHEREAS, in consideration of the mutual covenants, rights and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.  As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code §17-101 et seq., and any successor statute, as amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Partner, (i) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c) and (d), 1.704-2(g)(1) and 1.704-2(i)(5), including the amount of Partnership liabilities (other than Partner Nonrecourse Liabilities) allocable to such Partner under Section 752 of the Code with respect to which such Partner bears the Economic Risk of Loss and (ii) reduced by amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adoption Agreement” means an agreement of a newly admitted Limited Partner substantially in the form of Exhibit A.

“Adoption Agreement for Family Members” means an agreement of a Family Member of a Partner substantially in the form of Exhibit B.

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such first Person.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreement” means this Amended and Restated Limited Partnership Agreement, as the same may be amended, modified or supplemented from time to time.

“Assign” means to sell, transfer, assign, exchange pledge, hypothecate, mortgage or otherwise dispose of a Partnership Interest, whether voluntarily or by operation of law.  “Assignor,” “Assignee,” “Assigning” and “Assignment” have meanings corresponding to the foregoing.

“Athlon Energy” is defined in the recitals to this Agreement.

“Board of Supervisors” shall mean the board of supervisors of the Partnership composed of not less than two (2) members appointed by the General Partner and to whom the General Partner irrevocably delegates, and in which is vested, pursuant to Section 6.1, the power to manage the business and activities of the Partnership (other than the General Partner’s duties as “tax matters partner” under Section 8.3 hereof).  The Board of Supervisors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Act.

“Book Value” means, with respect to any property, such property’s adjusted basis for federal income tax purposes, except (i) the Book Value of any property contributed by a Partner to the Partnership shall be the fair market value of such property as determined by the Board of Supervisors reduced (but not below zero) by all depreciation, amortization and cost recovery charged to the Capital Accounts in respect of such property, and (ii) the Book Values of any property adjusted pursuant to Sections 4.1(c)(i) or (ii) shall be so adjusted and thereafter shall be reduced (but not below zero) by all depreciation, amortization and cost recovery charged to the Partners’ Capital Accounts in respect of such property.  The Book Value of each oil and gas property of the Partnership shall be reduced by the Simulated Depletion attributable to such property.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.1.

“Capital Contribution” means any contribution by a Limited Partner to the capital of the Partnership.

“Certificate” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Common Stock” is defined in the recitals to this Agreement.

“Control” (or variations thereof) means the possession, directly or indirectly, through one or more intermediaries, of the following:  (i) in the case of a corporation, more than 50% of the voting power of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, more than 50% of the beneficial interest therein; (iv) in the case of any other Entity, more than 50% of the economic or beneficial interest therein; or (v) in the case of any Entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the Entity.

“Covered Matters” is defined in Section 12.7(b).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(b)(ix).

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to property for such taxable year, except that (i) with respect to any property the Book Value of which differs from its adjusted tax basis for Federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (ii) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such taxable year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board of Supervisors.

“Dispose,” “Disposing” or “Disposition” means a sale, assignment, transfer, exchange, pledge, grant of a security interest, or other disposition or encumbrance, or the acts thereof.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, estate or other entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of the Effective Date, by and among Athlon Energy and the Limited Partners.

“Exchange Transaction” means the exchange of Units for shares of Common Stock, pursuant to, and in accordance with, the Exchange Agreement.

“Family Member” means, for any Partner who is an individual, a spouse, lineal ancestor, lineal descendant, legally adopted child, brother or sister of such Partner, or lineal descendant or legally adopted child of a brother or sister of such Partner.

“General Partner” means Athlon Holdings GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership.  The General Partner has no obligation to make Capital Contributions or right to receive distributions under this Agreement.

“Incentive Plan” means the Athlon Energy Inc. 2013 Incentive Award Plan and any other equity incentive plan of Athlon Energy.

“IPO” is defined in the recitals to this Agreement.

“Legal Action” is defined in Section 12.7(b).

“Limited Partner” means any Person (i) executing this Agreement or any other writing evidencing the interest of such Person to become a limited partner of the Partnership, (ii) complying with the conditions for becoming a limited partner of the Partnership as set forth in this Agreement or any other writing and requesting (orally, in writing or by other action such as payment for a Partnership Interest) that the records of the Partnership reflect such admission, and (iii) hereafter admitted to the Partnership as a limited partner as herein provided; but shall not include any Person who has ceased to be a limited partner of the Partnership.

“Net Income” or “Net Loss” means, for each taxable year, an amount equal to the Partnership’s taxable income or loss, respectively, for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)            Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” or “Net Loss” shall be added to such taxable income or loss;

(ii)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be subtracted from such taxable income or loss;

(iii)          In the event the Book Value of any partnership property is adjusted pursuant to Section 4.1(c), the amount of any Unrealized Gain or Unrealized Loss attributable to such property shall be taken into account for purposes of computing Net Income or Net Loss;

(iv)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation and Simulated Depletion for such taxable year.

(vi)          To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)         Any items that are allocated pursuant to Sections 5.1(b), 5.1(c) or 5.1(d) shall not be taken into account in computing Net Income and Net Loss.

“Officer” means any Person designated as an officer of the Partnership pursuant to Section 6.4.

“Partner” means any General Partner or Limited Partner.

“Partner Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i)(1).

“Partnership” is defined in the recitals to this Agreement.

“Partnership Interest” means all of the interest of a Partner in the Partnership, including, without limitation, rights to distributions (liquidating or otherwise), if any, allocations, information, and, if applicable, to consent or approve.

“Partnership Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Partnership Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(c).

“Partnership Nonrecourse Liabilities” has the meaning assigned to the term “nonrecourse liability” in Treasury Regulation Section 1.752-1(a)(2).

“Person” means any natural person or Entity.

“Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units then owned by such Partner by the number of Units then owned by all Partners.

“Recapture Income” means the amount of gain realized upon the sale or other taxable disposition of a Partnership asset, if any, that is required to be treated as ordinary income under Sections 1245 or 1250 of the Code.

“Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi) and 5.1(b)(viii), such allocations (or limitations thereon) being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Simulated Basis” shall mean the Book Value of any oil and gas property.

“Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles (as if the Book Value of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).  For purposes of computing Simulated Depletion with respect to any property, the basis of such property shall be deemed to be the Book Value of such property, and in no event shall such allowance, in the aggregate, exceed such Book Value.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 3.5(b) in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among Athlon Energy, the Partnership and the Limited Partners.

“Treasury Regulations” or “Treas. Reg.” means U.S. Federal income tax regulations under the Code as such Treasury Regulations are amended from time to time.  All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

“Units” means units and any other interests in the Partnership denominated as “Units” that is established in accordance with this Agreement, which shall constitute limited partner interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property as of such date (as determined by the Board of Supervisors in its good faith discretion using any reasonable method it may adopt) over (ii) the Book Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.1(c) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Book Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.1(c) as of such date) over (ii) the fair market value of such property as of such date (as determined by the Board of Supervisors in its good faith discretion using any reasonable method it may adopt).

Section 1.2. Other Definitions.  Other terms defined herein have the meanings so given them.

Section 1.3. Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.

Section 1.4. Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, all references to “including” shall be construed as meaning “including without limitation” and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1. Prior Organization and Recapitalization. The Partnership was organized as a Delaware limited partnership by the filing of a certificate of limited partnership in the office of the Secretary of State of the State of Delaware (the “Certificate”) on July 22, 2011.  On the date hereof, the Partnership Interest of each Partner will be exchanged for, and formally denominated as, the number of “Units” as set forth on Schedule A hereto.  On the closing of the IPO, Athlon

Energy will contribute the net proceeds from the primary offering of newly issued shares of Common Stock in the IPO in exchange for a number of Units equal to the number of shares of Common Stock issued in such offering in accordance with Section 3.10, and the Board of Supervisors shall amend Schedule A to reflect the Units of each Partner after giving effect to the IPO.

Section 2.2. Name.  From July 22, 2011, the name of the Partnership is “Athlon Holdings LP,” and all Partnership business must be conducted in such name or such other names that comply with applicable law as the Board of Supervisors may select from time to time.

Section 2.3. Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Partnership in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Partnership) as the Board of Supervisors may designate from time to time in the manner provided by law.  The registered agent of the Partnership in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Board of Supervisors may designate from time to time in the manner provided by law.  The registered office of the Partnership in the United States shall be at the place specified in the Certificate of Limited Partnership of the Partnership, or such other place(s) as the Board of Supervisors may designate from time to time.  The Partnership may have such other offices as the Board of Supervisors may determine appropriate.

Section 2.4. Purpose.  The purpose of the Partnership will be to engage directly and indirectly in the acquisition, exploration, exploitation and development of oil and natural gas assets, the acquisition of leases and other real property in connection therewith, and to engage in such other activities as are permitted hereby or are incidental or ancillary thereto as the Board of Supervisors deems necessary or advisable, all upon the terms and conditions set forth in this Agreement.

Section 2.5. Foreign Qualification.  Prior to conducting business in any jurisdiction other than the State of Delaware, the Board of Supervisors shall cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in such jurisdiction.  Each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

Section 2.6. Term.  The term of the Partnership commenced upon the filing of the Certificate in accordance with the Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XI. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

ARTICLE III

PARTNERS; PARTNERSHIP UNITS

Section 3.1. Partners.  The Limited Partners and the General Partner are the sole Partners of the Partnership as of the date hereof.

Section 3.2. Partnership Interests; Issuances of Additional Units.  Interests in the Partnership shall be represented by Units or such other Partnership securities as the Board of Supervisors may establish in its sole discretion in accordance with the terms hereof.  In addition to the Units, the Board of Supervisors may create other equity interests in the Partnership or other Partnership securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to the Units, any then existing or future equity interests in the Partnership or other Partnership securities, as the Board of Supervisors shall determine from time to time in its sole discretion, without the vote or consent of any Limited Partner or any other Person, including (i) the right of such Units, other equity interests or other Partnership securities to share in Net Income and Net Loss or items thereof; (ii) the right of such Units, other equity interests or other Partnership securities to share in Partnership distributions; (iii) the rights of such Units, other equity interests or other Partnership securities upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units or other equity interests or other Partnership securities (including sinking fund provisions); (v) whether such Units, other equity interests or other Partnership securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units, other equity interests or other Partnership securities will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the total Percentage Interest as to such Units or other equity interests or other Partnership securities; (viii) the terms and conditions of the issuance of such Units, other equity interests or other Partnership securities; and (ix) the right, if any, of the holder of such Units, other equity interests or other Partnership securities to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units, other equity interests or other Partnership securities. The Board of Supervisors, without the vote or consent of any Limited Partner or any other Person, is authorized to amend this Agreement to reflect the issuance of Units or the creation of any other equity interests or other Partnership securities, and the admission of any Person as a Limited Partner which has received Units or other equity interests or Partnership securities, in accordance with Section 3.4.  All Units shall have identical rights in all respects as all other Units, except in each case as otherwise specified in this Agreement.

Section 3.3. Register.  The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the Board of Supervisors shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

Section 3.4. Transfer of a Limited Partner Interest.

(a)           Except as part of a division of property under a court order, no Limited Partner may Assign all or any part of its Partnership Interests in the Partnership without the approval of the Board of Supervisors, acting in its sole discretion.

(b)           Notwithstanding clause (a) above, any Limited Partner who is an individual may transfer by way of gift all or any portion of its Partnership Interest to a Family Member of such Partner or to a trust or other entity whose sole and exclusive beneficiaries are such Partner and/or Family Members of such Partner, but only to the extent (A) such transferee executes and delivers to the Partnership an Adoption Agreement for Family Members in the form attached as Exhibit B hereto, and (B) the Board of Supervisors consents to such transfer, which consent shall not be unreasonably withheld.

(c)           Notwithstanding clause (a) above, (i) each Limited Partner (other than Athlon Energy) may transfer its Units or any portion thereof for shares of Common Stock in an Exchange Transaction.

(d)           The Limited Partners agree, upon request of the Board of Supervisors, to execute such certificates or other documents and perform such acts as the Board of Supervisors reasonably deems appropriate to preserve the status of the Partnership as a limited partnership, after the completion of any permitted transfer of an interest in the Partnership, under the laws of the State of Delaware.

(e)           All Net Income and Net Loss of the Partnership attributable to any Partnership Interest acquired by reason of any transfer of such Partnership Interest shall be allocated among the transferor and transferee as if the books of the Partnership were closed on the date of the transfer and (i) in respect of the period ending on or before the date of the transfer, to the transferor and (ii) in respect of the period beginning the day after the date of transfer, to the transferee. All distributions on or before the date of such transfer shall be made to transferor, and all distributions thereafter shall be made to the transferee. The effective date of any transfer permitted under this Agreement shall be the close of business on the day the Partnership is notified of the Transfer.

(f)            The death, retirement, incompetence, bankruptcy, insolvency, liquidation, removal, expulsion or withdrawal of a Limited Partner shall not cause (in and of itself) a dissolution of the Partnership, but the rights of such a Limited Partner to share in the Net Income and Net Loss of the Partnership, to receive distributions and to assign its Partnership Interest pursuant to this Section 3.4, on the happening of such an event, shall devolve on its beneficiary or other successor, executor, administrator, guardian or other legal representative for the purpose of settling its estate or administering its property, and the Partnership shall continue as a limited partnership. Such successor or personal representative, however, shall become a Substituted Limited Partner only upon compliance with the requirements of Article III hereof with respect to a transferee of a Partnership Interest. The estate of a bankrupt Limited Partner shall be liable for all the obligations of the Limited Partner.

(g)           Notwithstanding any contrary provision in this Agreement, in no event may any transfer of a Unit or other Partnership Interest be made by any Limited Partner or assignee or transferee if: (i) such transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other Partnership Interest; or (ii) such transfer would require the registration of such transferred Unit or other Partnership Interest pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable state securities laws.

(h)           Spouses.

(i)            As a condition to becoming or remaining a Limited Partner, each Limited Partner that is an individual and is or becomes married, shall cause his or her spouse to execute an agreement in the form of Exhibit C hereof.  If an existing Limited Partner fails to have his or her spouse execute such agreement the Limited Partner shall thereafter lose all their rights hereunder except for the rights of a mere assignee and the Board of Supervisors shall thereafter have all voting rights with respect to his or her interest.

(ii)           Any Partnership Interest held by an individual who has failed to get his or her spouse to execute an agreement in the form of Exhibit C and any Partnership Interest held by a person who is an Assignee other than an approved Family Member (currently in compliance with all conditions of transfer to such Family Member) shall be subject to the option of the Partnership to acquire the Partnership Interest at any time, in whole not in part, for a cash payment in the amount of its fair market value as determined by the Board of Supervisors in its sole discretion.

(iii)          In the event of a property settlement or separation agreement between a Partner and his or her spouse, such Partner shall use his best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Partner was entitled, to the extent assigned.

(iv)          If a spouse or former spouse of a Partner acquires a Partnership Interest in the Partnership as a result of any such proposed settlement or separation agreement, such spouse or former spouse hereby grants, as evidenced by Exhibit C, an irrevocable power of attorney (which shall be coupled with an interest) to the original Partner who held such Partnership Interest to vote or to give or withhold such approval as such original Partner shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse.  Such power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.  Furthermore, such spouse or former spouse agrees that the Partnership shall have the option at any time to purchase all, but not less than all, of such Partnership Interest for its fair market value as determined by the Board of Supervisors in its sole discretion.

Section 3.5. Substituted Limited Partners.

(a)           Unless an Assignee becomes a Substituted Limited Partner in accordance with Section 3.5(b), such Assignee shall not be entitled to any of the rights granted to a Limited

Partner hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the Assigning Limited Partner would otherwise be entitled, to the extent such items are Assigned.

(b)           An Assignee of all or part of a Partnership Interest shall become a Substituted Limited Partner entitled to all the rights of a Limited Partner (relating to the Assigned portion of the Partnership Interest), respectively, if, and only if, (i) the Assigning Limited Partner requests the Assignee be granted such right, (ii) the Board of Supervisors determines to grant such rights, (iii) the Assignee has paid any fees and reimbursed the Partnership for any expenses paid by the Partnership in connection with such transfer and assignment and (iii) the Assignee executes and delivers such instruments (including Exhibit A or Exhibit B, as applicable) in form and substance satisfactory to the Board of Supervisors, as the Board of Supervisors may deem necessary or desirable to effect such substitution.  The Partnership shall be entitled to treat the record owner of any Partnership Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made to such owner until such time as an Assignment of such interest that complies with the terms of this Agreement has been effected.

Section 3.6. No Publicly Traded Partnership.  Notwithstanding the foregoing, without the prior consent of the Board of Supervisors, no Partner shall Dispose of all or any part of its Partnership Interest in such a manner that, after the Disposition, the Partnership would become taxable as a corporation for U.S. federal income tax purposes.

Section 3.7. Splits, Distributions and Reclassifications.  The Partnership shall not in any manner subdivide (by any Unit split, Unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event is occurring with respect to the Common Stock, in which event the Units shall be subdivided or combined concurrently with and in the same manner as the Common Stock.

Section 3.8. Cancellation of Common Stock and Units.  At any time a share of Common Stock is redeemed, repurchased, acquired, cancelled or terminated by Athlon Energy, one (1) Unit registered in the name of Athlon Energy will automatically be cancelled for no consideration by the Partnership so that the aggregate number of Units held by Athlon Energy at all times equals the number of shares of Common Stock outstanding.

Section 3.9. Incentive Plans.  At any time Athlon Energy issues a share of Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise, provided however that the issuance of a share of Common Stock in connection with a restricted share award shall not be deemed to occur for purposes of this Section 3.9 until such share becomes vested), the following shall occur: (a) Athlon Energy shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a share of Common Stock on the date such share is issued (or, if earlier, the date the related award under the Incentive Plan is exercised) and the Capital Account of Athlon Energy shall be adjusted accordingly; (b) the Partnership shall be deemed to purchase from Athlon Energy a share of Common Stock for an amount of cash equal to the amount of cash deemed contributed by Athlon Energy to the Partnership in clause (a)

above (and such share is deemed delivered to its owner under the Incentive Plan); (c) the net proceeds (including the amount of any payments made on a loan with respect to an Incentive Plan award) received by Athlon Energy with respect to such share, if any, shall be concurrently transferred and paid to the Partnership (and such net proceeds so transferred shall not constitute a capital contribution); and (d) the Partnership shall issue to Athlon Energy one (1) Unit registered in the name of Athlon Energy.

Section 3.10. Offerings of Common Stock.  At any time Athlon Energy issues a share of Common Stock other than pursuant to an Incentive Plan or an Exchange Transaction, the net proceeds or other consideration received by Athlon Energy with respect to such share, if any, shall be concurrently contributed to the Partnership and the Partnership shall issue to Athlon Energy one (1) Unit registered in the name of Athlon Energy; provided, that unless otherwise determined by the Board of Supervisors in its sole discretion, this Section 3.10 shall not apply to any shares of Common Stock issued by Athlon Energy in connection with (a) any direct or indirect business combination or acquisition transaction involving Athlon Energy, (b) any joint venture or strategic partnership entered into by Athlon Energy or (c) to financial institutions, commercial lenders, brokers/finders or any similar party, or to respective designees, in connection with the incurrence or guarantee of indebtedness by Athlon Energy or any of its subsidiaries.  In the event of an issuance of Common Stock, and the contribution of the net proceeds or other consideration from such issuance to the Partnership, the Partnership shall pay Athlon Energy’s expenses associated with such issuance, including any underwriting discounts or commissions (it being understood that payment of some or all of such expenses may be made by Athlon Energy on behalf of the Partnership out of the gross proceeds of such issuance prior to the contribution of such net proceeds or other consideration by Athlon Energy to the Partnership).

ARTICLE IV

CAPITAL COMMITMENTS

Section 4.1. Capital Accounts.

(a)           A Capital Account shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).  Each Partner has made a capital contribution to the Partnership and owns Units in the amount and designation set forth for such Partner on Schedule A, as the same may be amended from time to time by the Board of Supervisors to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, capital contributions, the issuance of additional Units or similar events having an effect on a Partner’s ownership of Units.  Except as provided by laws or in Sections 3.10, 8.5 and 11.3, the Partners shall have no obligations or right to make any additional capital contributions or loans to the Partnership.

(b)           Such Capital Account shall be (i) increased by (A) the amount of money contributed by that Partner to the Partnership, (B) the fair market value as of the date of contribution (as determined by the Board of Supervisors) of property contributed by that Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under Code Section 752) and (C) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) and allocated with respect to such Partnership Interest pursuant to Section 5.1, and (ii) decreased by (A) the amount of money distributed to that Partner by the Partnership, (B) the fair market value as of the date of distribution (as determined by the Board of Supervisors) of property distributed to that Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under Code Section 752), and (C) all items of Partnership deduction and loss and allocated with respect to such Partnership Interest pursuant to Section 5.1.  A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(c)           The Book Value of Partnership property and the Capital Accounts of the Partners shall be adjusted in the following circumstances:

(i)            Consistent with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), upon (A) an issuance of additional Partnership Interests as consideration for cash or contributed property (other than a de minimis amount) following the Effective Date, (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for a Partnership Interest following the Effective Date or (C) the issuance of additional Partnership Interests (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of being a Partner, the Capital Accounts of all Partners and the Book Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or distribution and had been allocated to the Partners at such time pursuant to Section 5.1; provided, that adjustment pursuant to clauses (A), (B) and (C) above shall be made only if the Board of Supervisors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(ii)           In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property following the Effective Date (other than a distribution solely of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Book Value of such Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1.

(d)           Capital Accounts shall be adjusted, in a manner consistent with this Section 4.1, to reflect any adjustments in items of the Partnership’s income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

Section 4.2. Return of Contributions.  An unrepaid Capital Contribution is not a liability of the Partnership or of any other Partner.  A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any other Partner’s Capital Contributions.

Section 4.3. Advances by Partners.  If the Partnership does not have sufficient cash to pay its obligations, with the approval of the Board of Supervisors, the General Partner or any of the Limited Partners may (but shall have no obligation to) advance all or part of the needed funds to or on behalf of the Partnership, which advance shall constitute a loan from such Partner to the Partnership, shall bear interest at the rate determined by the Board of Supervisors in this sole discretion from the date of the advance until the date of payment, and shall not be a Capital Contribution.  Any advance made by the General Partner or any of the Limited Partners shall be repaid by the Partnership prior to any distributions under Sections 5.3.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1. Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction shall be allocated among the Partners in each taxable year (or portion thereof) as provided hereinbelow.

(a)           Net Income and Net Loss.  After giving effect to the special allocations set forth in Section 5.1(b), Net Income and Net Loss for each taxable period (and all items of income, gain, loss and deduction taken into account in computing Net Income or Net Loss for such taxable period) shall be allocated to the Partners as follows:

(i)            Net Income for each taxable period shall be allocated as follows:

(A)          First, to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i)(A) for the current and each prior taxable year is equal to the Net Loss allocated to the General Partner pursuant to Section 5.1(a)(ii)(B) during all prior periods; and

(B)          Second, to the Partners in accordance with their Percentage Interests.

(ii)           Net Loss for each taxable period shall be allocated as follows:

(A)          First, to the Partners in accordance with their Percentage Interests until the Adjusted Capital Account of each Partner is reduced to zero; and

(B)          Second, 100% to the General Partner.

(b)           Special Allocations.  Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i)            Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i).  For purposes of this Section 5.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than allocations pursuant to Sections 5.1(b)(v) and 5.1(b)(vi)).  This Section 5.1(b)(i) is intended to comply with the “partnership minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith

(ii)           Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain during any Partnership taxable period, any Partner with a share of such Partner Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii).  For purposes of this Section 5.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Sections 5.1(b)(i), 5.1(b)(v) and 5.1(b)(vi), with respect to such taxable period.  This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)          Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.1(b)(i) or (ii); provided that an allocation pursuant to this Section 5.1(b)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iii) were not in this Agreement.

(iv)          Gross Income Allocations.  In the event any Partner has a deficit balance in its Adjusted Capital Account (determined without regard to Subdivision (ii) of the definition of Adjusted Capital Account) at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account (as so determined) after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) and Section 5.1(b)(iii) were not in this Agreement.

(v)           Partnership Nonrecourse Deductions.  Partnership Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(vi)          Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)         Partnership Nonrecourse Liabilities.  For purposes of Treasury Regulations Section 1.752-3(a)(3), Partnership Nonrecourse Liabilities shall be allocated among the Partners in accordance with their respective Percentage Interests.

(viii)        Limitations on Deductions.  Notwithstanding the provisions of paragraph (a) above, no allocation of Net Loss or item of loss or deduction (other than an allocation of Partner Nonrecourse Deductions or Partnership Nonrecourse Deductions) shall be made to a Limited Partner to the extent such allocation would cause or increase a deficit balance in such Partner’s capital account.  Such loss or deduction instead shall be allocated to the General Partner.  For purposes of this paragraph the capital accounts of the Partners shall be reduced for any adjustment, allocation or distribution described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6).

(ix)          Curative Allocation

(A)          The Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 5.1.  Allocations pursuant to this Section 5.1(b)(ix)(A) shall only be made with respect to Required Allocations to the extent the Board of Supervisors reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B)          The Board of Supervisors shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 5.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations and (2) divide all allocations pursuant to Section 5.1(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x)           Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset), or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(c)           Simulated Depletion with respect to each separate oil and gas property shall be allocated to the Partners in the same proportion that the Partners (or their predecessors in interest) were allocated the adjusted tax basis of such property under Section 5.2(b).

(d)           Special Rules.  It is intended that (i) the Capital Accounts be maintained at all times in accordance with Section 704 of the Code and applicable Regulations, (ii) the Capital Accounts shall be increased or decreased by any items required by the Regulations under section 704(b) of the Code to increase or decrease, respectively, a Partner’s Capital Account, and (iii) the provisions hereof relating to the Capital Accounts be interpreted in a manner consistent therewith.  The Board of Supervisors shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 5.1 if necessary in order to comply with Section 704 of the Code or applicable Regulations thereunder or to effect the terms, purposes and conditions of this Agreement; provided, however, that no such change shall have a material adverse effect upon the amount distributable to any Partner hereunder.

Section 5.2. Allocations for Tax Purposes.

(a)           Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1, and (ii) each tax credit shall be allocated to the Partners in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1.

(b)           The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall, in accordance with Section 613A(c)(7)(D) of the Code, be computed for federal income tax purposes separately by the Partners rather than the Partnership.  Except as provided in Section 5.2(d), for purposes of such computation, the proportionate share of the adjusted tax basis of each oil and gas property shall be allocated among the Partners in accordance with their Percentage Interests.  Each Partner, with the assistance of the Board of Supervisors, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership.  Upon the request of the Board of Supervisors, each Limited Partner shall advise the Board of Supervisors of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection.  The Board of Supervisors may rely on such information and, if it is not provided by the Limited Partner, may make such reasonable assumptions as it shall determine with respect thereto.

(c)           Except as provided in Section 5.2(d), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Partners as follows:

(i)            first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same percentages as the depletable basis of such property was allocated to the Partners pursuant to Section 5.2(b);

(ii)           second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the total amount realized allocated to each Partner under this Section 5.2(c) will equal such Partner’s share of the proceeds derived by the Partnership from such sale or disposition.

(d)           In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Book Value.  In the event the Book Value of any property is adjusted pursuant to Section 4.1(c), subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder.  For purposes of this applying this Section 5.2(d), the Board of Supervisors shall apply any reasonable method under Treasury Regulation Section 1.704-3.

(e)           Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)            All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

Section 5.3. Distributions.  The Partnership will distribute such amounts as may be determined from time-to-time by the Board of Supervisors in its sole discretion.  Notwithstanding the foregoing, the Partnership shall make quarterly distributions of available cash, if any, to the Limited Partners in such amounts as the Board of Supervisors determines in its sole discretion are sufficient to satisfy each Limited Partner’s projected deemed income tax liability with respect to its Partnership Interests.  The Board of Supervisors will make its determination as to each Partner individually.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP

Section 6.1. Management Generally.  In order to enable the Board of Supervisors to manage the business and affairs of the Partnership, the General Partner hereby irrevocably delegates to the Board of Supervisors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law (other than its obligations as “tax matters partner” under Section 8.3 of this Agreement) as permitted under Section 17-403(c) of the Act.  The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Supervisors, to effect any duly authorized actions by the Board of Supervisors or any Officer, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve all the effective delegation of power described in this Section.  Each of the Partners and Assignees and each Person who may acquire an interest in a Partnership Interest hereby approves, consents to, ratifies and confirms such delegation.  The delegation by the General Partner to the Board of Supervisors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Supervisors or any member thereof to be a general partner of the Partnership or to have or be subject to the liabilities of a general partner of the Partnership.  Except as provided in Section 8.3 of this Agreement relating to the General Partner’s duties as “tax matters partner” and except as otherwise provided in this Agreement, the management of the Partnership shall be vested exclusively in the Board of Supervisors and, subject to the direction of the Board of Supervisors, the Officers.  Neither the General Partner nor any of the Limited Partners in their capacities as such shall have any part in the management of the Partnership (except, with respect to the General Partner, as provided in Section 8.3 of this Agreement relating to its duties as “tax matters partner”) and shall have no authority or right to act on behalf of the Partnership or deal with any third parties on behalf of the Partnership in connection with any matter, except as requested or authorized by the Board of Supervisors.

Section 6.2. Reserved.

Section 6.3. The Board of Supervisors.

(a)           Composition.  The Board of Supervisors shall consist of not less than two (2) individuals appointed by the General Partner.  Members of the Board of Supervisors shall serve until they resign or are removed by the General Partner.  Any vacancies shall be filled by appointment by the General Partner.

(b)           Voting; Quorum.  Each member of the Board of Supervisors shall have one vote.  Unless otherwise specified in this Agreement, the vote of the majority of the members of the Board of Supervisors present at a meeting in which a quorum is present shall be the act of the Board of Supervisors.  A majority of the number of members of the Board of Supervisors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Supervisors, but if less than a quorum is present at a meeting, a majority of the members of the Board of Supervisors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(c)           Meetings.  Regular meetings of the Board of Supervisors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Supervisors.  Special meetings of the Board of Supervisors may be called by request of any member of the Board of Supervisors or by the General Partner.  Members of the Board of Supervisors may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Supervisors participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(d)           Proxies.  A member of the Board of Supervisors may vote at any meeting by a written proxy executed by such member and delivered to another member.  A proxy shall be revocable unless it is stated to be irrevocable.

(e)           Action Without a Meeting.  Any action required or permitted to be taken at a meeting of the Board of Supervisors, may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by members of the Board of Supervisors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members of the Board of Supervisors entitled to vote thereon were present and voted.

(f)            Compensation.  Members of the Board of Supervisors shall receive no compensation.

Section 6.4. Officers.

(a)           Generally.  The Board of Supervisors shall appoint such agents of the Partnership, referred to as “Officers” of the Partnership, as are desired.  An Officer may but need not be a member of the Board of Supervisors.  Any number of offices may be held by the same person.  The election or appointment of an Officer shall not of itself create contractual rights.

(b)           Authority.  Officers shall have the powers and duties defined in the resolutions appointing them including, to the extent so provided, the authority to exercise the power of the Board of Supervisors in the management of the Partnership.

(c)           Removal.  The Board of Supervisors may, in its sole discretion, remove any Officer with or without cause at any time.

(d)           Delegation of Authority.  Unless otherwise provided by resolution of the Board of Supervisors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Partnership.

(e)           Compensation.  The Officers shall receive such compensation for their services as may be approved by the Board of Supervisors.

(f)            Powers of Attorney.  The Partnership may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

Section 6.5. Reserved.

Section 6.6. Resolution of Conflicts of Interest by the Board of Supervisors.

(a)           Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, or any Officer or member of the Board of Supervisors, on the one hand, and the Partnership, any Partner or any Assignee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any standard of care or duty stated or implied by law or equity, if the resolution or course of action is or, by operation of this Agreement is deemed to be, fair and reasonable to the Partnership.  Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (ii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).  The Board of Supervisors shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (iii) any applicable generally accepted accounting or engineering practices or principles; and (iv) such additional factors as the Board of Supervisors determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.  Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Board of Supervisors to consider the interest of any Person other than the Partnership.  In the absence of bad faith by the Board of Supervisors, the resolution, action or terms so made, taken or provided by the Board of Supervisors with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty stated or implied by law or equity.

(b)           Whenever this Agreement or any other agreement contemplated hereby provides that the Board of Supervisors is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or under a grant of similar authority or latitude, the Board of Supervisors shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any Partner or any Assignee, (ii) it will make such decision in good faith unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the Board of Supervisors shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby or under the Act or any other law, rule or regulation.

(c)           Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d)           Notwithstanding the foregoing, the Exchange Agreement and the Tax Receivable Agreement shall be deemed permitted under this Section 6.6.

Section 6.7. Other Matters Concerning the Board of Supervisors.

(a)           The Board of Supervisors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)           The Board of Supervisors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including, without limitation, an opinion of counsel) of such Persons as to matters that such Board of Supervisors reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)           Any standard of care and any duty imposed by this Agreement or stated or implied by law or equity shall be modified, waived or limited as required to permit the Board of Supervisors to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement so long as such action is reasonably believed by the Board of Supervisors to be in, or not inconsistent with, the best interests of the Partnership.

Section 6.8. Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the Board of Supervisors.  Any Officer of the Partnership authorized by the Board of Supervisors to act on behalf and in the name of the Partnership with respect to the relevant matter shall have full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership.  Any Person dealing with the Partnership shall be entitled to deal with the Board of Supervisors or any Officer of the Partnership authorized by the Board of Supervisors to act on behalf and in the name of the Partnership with respect to the relevant matter as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the Board of Supervisors or any Officer of the Partnership authorized by the Board of Supervisors to act on behalf and in the name of the Partnership with respect to such matter shall be conclusive evidence in favor of any and every Person relying thereon that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect and (b) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 6.9. Reserved.

Section 6.10. Reserved.

Section 6.11. Reserved.

Section 6.12. Grant of Authority.  Each Partner hereby irrevocably constitutes and appoints each member of the Board of Supervisors with full power of substitution, each as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record:

(a)           any certificates or other instruments or amendments thereof which the Partnership may be required to file under the Act or any other laws of the State of Delaware or pursuant to the requirements of any governmental authority having jurisdiction over the Partnership or which the Board of Supervisors shall deem it advisable to file, including, without limitation, this Agreement, any amended Agreement or certificate of cancellation;

(b)           any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the Board of Supervisors deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership;

(c)           any certificates or other instruments which may be required in order to effectuate the dissolution and termination of the Partnership pursuant to Article XI; and

(d)           any amendment to any certificate or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section 6.12 or pursuant to this Agreement.

Section 6.13. Costs and Expenses and Compensation.  The Partnership shall (i) pay or cause to be paid all reasonable costs and expenses of the Partnership incurred in pursuing and conducting, or otherwise related to, the business of the Partnership, including in connection with the IPO and any subsequent action taken by the General Partner with respect to the business of the Partnership, and (ii) reimburse the General Partner for any reasonable out-of-pocket costs and expenses reasonably incurred by it in connection therewith (including, without limitation, in the performance of its duties as tax matters partner). The General Partner shall be entitled to reimbursement of all of its expenses attributable to the performance of its obligations hereunder. Subject to the Act, no amount so paid shall be deemed to be a distribution of Partnership assets for purposes of this Agreement. Except for reimbursement of expenses, the General Partner shall not receive any compensation for its services as such.

ARTICLE VII

RIGHTS OF PARTNERS

Section 7.1. Access to Information.  In addition to the other rights specifically set forth in this Agreement, each Limited Partner shall have access to all information to which a Partner is entitled to have access pursuant to Section 17-305(a) of the Act.

Section 7.2. Reserved.

Section 7.3. Confidentiality.  The Partnership agrees to provide the Partners valuable confidential and proprietary information of the Partnership, of other Partners and their Affiliates and of third parties who have supplied such information to the Partnership.  In consideration of such confidential information and other valuable consideration provided hereunder, each of the Partners agrees to abide by this Section 7.3.  Unless the Board of Supervisors agrees otherwise, each Partner shall hold in strict confidence any information such Partner receives regarding the Partnership, the General Partner, any other Partner, or their respective Affiliates, whether such information is received from the Partnership, its Affiliates, the other Partners or their respective Affiliates or another Person; provided, however, that such restrictions shall not apply to (a) information that is or becomes available to the public generally without breach of this Section 7.3; (b) disclosures required to be made by applicable laws and regulations or stock exchange requirements or requirements of the Financial Industry Regulatory Authority; (c) disclosures required to be made pursuant to an order, subpoena or other legal process; (d) disclosures to officers, directors or Affiliates of such Partner (and the officers and directors of such Affiliates), to auditors, counsel, and other professional advisors to or potential financing sources of such Persons or the Partnership and to Persons who are direct or indirect beneficial owners of interests in the Partnership and their representatives (provided, however, that such Persons have been informed of the confidential nature of the information, and, in any event, the Partner disclosing such information shall be liable for any failure by such Persons to abide by the provisions of this Section 7.3); (e) disclosures in connection with any litigation or dispute among the Partners and/or the Partnership; or (f) disclosures made by a Partner acting in accordance with the provision regarding confidentiality of certain information of an applicable employment agreement that is then in effect; provided further that any disclosure pursuant to clause (b), (c), (d), (e) or (f) of this sentence shall be made only subject to such procedures as the Partner making such disclosure determines in good faith are reasonable and appropriate in the circumstances, taking into account the need to maintain the confidentiality of such information and the availability, if any, of procedures under laws, regulations, orders, subpoenas, or other legal processes.  Each Partner shall notify the General Partner immediately upon becoming aware of any order, subpoena, or other legal process providing for the disclosure or production of information subject to the provisions of the immediately preceding sentence and, to the extent not prohibited by applicable law, immediately shall supply the General Partner with a copy of any such order, subpoena, or other legal process.  In addition, each Partner shall notify the General Partner prior to disclosing or producing any information subject to the provisions of the two immediately preceding sentences and, to the extent not prohibited by applicable law, shall permit the General Partner to seek a protective order protecting the confidentiality of such information.  The obligations of a Partner pursuant to this Section 7.3 shall continue following the time such Person ceases to be a Partner, but thereafter such Person shall not have the right to enforce the provisions of this Agreement.  Each Partner acknowledges that disclosure of information in violation of the provisions of this Section 7.3 may cause irreparable injury to the Partnership and the Partners for which monetary damages are inadequate, difficult to compute, or both.  Accordingly, each Partner agrees that its obligations under this Section 7.3 may be enforced by specific performance and that breaches or prospective breaches of this Section 7.3 may be enjoined.

Section 7.4. Liability to Third Parties.  No Limited Partner or member of the Board of Supervisors shall have any personal liability for any obligations or liabilities of the Partnership, whether such obligations or liabilities arise in contract, tort or otherwise, except to the extent that any such obligations or liabilities are expressly assumed in writing by such Limited Partner or member of the Board of Supervisors and except as otherwise provided in this Agreement.  Any action taken by any member of the Board of Supervisors who is also a Limited Partner shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership within the meaning of Section 17-303(a) of the Act and shall not affect, impair or eliminate the limitations on the liability of Limited Partners or Assignees under this Agreement.

ARTICLE VIII

TAXES

Section 8.1. Tax Returns.  The Board of Supervisors shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 8.2.  Each other Partner shall furnish to the Board of Supervisors all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.  The Board of Supervisors shall prepare all federal and state tax returns on a timely basis.  The Board of Supervisors shall furnish to each Partner copies of all returns that are actually filed promptly after their filing.

Section 8.2. Tax Elections.  The Partnership shall make the following elections on the appropriate tax returns:

(a)           to adopt the calendar year as the Partnership’s fiscal year, unless otherwise required by the Code;

(b)           to adopt the cash or accrual method of accounting, as determined by the Board of Supervisors, and to keep the Partnership’s books and records on the income-tax method;

(c)           if a distribution of Partnership property as described in Section 734 of the Code occurs or if a transfer of a Partnership Interest as described in Section 743 of the Code occurs, on request by notice from the Limited Partners, to elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties;

(d)           to elect to amortize the start-up expenses of the Partnership ratably over a period of 180 months as permitted by Section 709(b) of the Code; and

(e)           any other election the Board of Supervisors may deem appropriate and in the best interests of the Partners.

It is the intent of the Partners that the Partnership be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes.  Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law, and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 8.3. Tax Matters Partner.  The General Partner shall be the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code.  The tax matters partner shall take such action as may be necessary to cause each other Partner to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.  The tax matters partner may not take any action contemplated by Sections 6222 through 6231 of the Code without the consent of the Limited Partners representing a majority of the Percentage Interests, but this sentence does not authorize the tax matters partner to take any action left to the determination of an individual Limited Partner under Sections 6222 through 6231 of the Code; provided, however, that the tax matters partner shall not consent to an extension of the statute of limitations for a Partnership taxable year without the consent of the Board of Supervisors.

Section 8.4. Tax Matters.  In exercising their discretion pursuant to this Article VIII or otherwise in regard to matters pertaining to taxes, the Partnership (through the Board of Supervisors) and the General Partner shall fairly take into account the interests of all Partners, and shall not be obligated to take into account the specific interests or circumstances of any particular partner or group of partners.

Section 8.5. Withholding Taxes.

(a)           Notwithstanding any other provision of this Agreement, (i) each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership or any of its Affiliates with respect to such Partner or as a result of such Partner’s participation in the Partnership and (ii) if and to the extent that the Partnership shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Partnership to the extent attributable, in the judgment of the Board of Supervisors, to the interest of such Partner in the Partnership), such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Partner’s interest in the Partnership.  To the extent that the aggregate of such payments to a Partner for any period exceeds the distributions to which such Partner is entitled for such period, such Partner shall make a prompt payment to the Partnership of such amount.

(b)           If the Partnership makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Partnership on behalf of any Partner, such Partner shall make a prompt payment to the Partnership of the amount of such withholding or other taxes by wire transfer.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 9.1. Maintenance of Books.  The books of account for the Partnership shall be located at the principal office of the Partnership or such other place as the Board of Supervisors may deem appropriate, and shall be maintained on an accrual basis in accordance with the terms of this Agreement, except that the capital accounts of the Partners shall be maintained in accordance with Article IV.  The calendar year shall be the accounting year of the Partnership.

Section 9.2. Bank Accounts.  The Board of Supervisors shall cause the Partnership to establish and maintain one or more separate bank and investment accounts for Partnership funds in the Partnership name with such financial institutions and firms as the Board of Supervisors may select and designate signatories thereon.

ARTICLE X

WITHDRAWAL OF GENERAL PARTNER

Section 10.1. Withdrawal of General Partner.  Except as required by law or pursuant to dissolution of the Partnership pursuant to Section 11.1, merger or sale of all of the assets of the Partnership pursuant to Section 11.2 or liquidation or termination of the Partnership pursuant to Section 11.3, the General Partner agrees not to resign or withdraw from the Partnership.

ARTICLE XI

DISSOLUTION, MERGER, LIQUIDATION AND TERMINATION

Section 11.1. Dissolution.  Except as provided in Section 11.3 hereof, the Partnership shall dissolve and its affairs shall be wound up upon the first to occur of either (a) the written determination by the Board of Supervisors or (b) the occurrence of any other event causing dissolution of the Partnership under the Act.

Notwithstanding the foregoing, upon dissolution pursuant to subsection (b) of this Section 11.1, Limited Partners representing a majority of the Percentage Interests may elect to continue the business of the Partnership by adopting a resolution to that effect within 90 days of the occurrence of the event causing such dissolution, and, if necessary, appoint a new general partner of the Partnership.

Section 11.2. Merger or Sale of All of the Assets.  A merger or sale of all of the assets of the Partnership must be approved by the Board of Supervisors.

Section 11.3. Liquidation and Termination.  On dissolution of the Partnership, the Board of Supervisors shall act as liquidator or may appoint one or more other Persons as liquidator(s).  The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein.  The costs of liquidation shall be borne as a Partnership expense.  Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the Board of Supervisors.  The steps to be accomplished by the liquidator are as follows:

(a)           as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)           the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.3) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)           all remaining assets of the Partnership shall be distributed to the Partners as follows:

(i)            the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts;

(ii)           with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii)          All remaining assets shall be distributed to the Partners in accordance with Section 5.3.  If such distributions do not correspond to the positive capital account balances of the Partners immediately prior to such distributions, then income, gain, loss and deduction for the fiscal year in which the liquidation occurs shall be reallocated among the Partners to cause, to the extent possible, the Partners’ positive capital account balances immediately prior to such distribution to correspond to such amounts, and in the event the income, gain, loss and deduction for the fiscal year in which the liquidation occurs is not sufficient to achieve this result then the income, gain, loss and deduction for prior fiscal years shall be reallocated to achieve such result and the income tax returns of the Partnership which may be amended for this purpose shall be amended and filed as appropriate.

All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 11.3.  The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 11.3 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property.

Section 11.4. Cancellation of Filing.  On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated, and the Partners (or such other Person or Persons as may be required) shall cause the cancellation of any other filings made as provided in Section 2.6 and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1. Offset.  Whenever the Partnership is to pay any sum to any Partner in such Person’s capacity as a Partner, any amounts such Partner owes the Partnership in such Person’s capacity as a Partner may be deducted from that sum before payment.

Section 12.2. Notices.  All notices, requests, or consents provided for or permitted to be given under this Agreement shall be in writing and shall be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and certified with return receipt requested, or by depositing that writing with a reputable overnight courier for next day delivery, or by delivering that writing to the recipient in person or by courier or by facsimile transmission.  Unless otherwise provided for herein, a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it.  All notices, requests, and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Schedule A, in the relevant Adoption Agreement or Adoption Agreement for Family Members or such other address as that Partner may specify by notice to the other Partners.  Any notice, request, or consent to the Partnership shall be given to the Board of Supervisors at its address on Schedule A and to the following address:

Athlon Holdings LP
Attn: Robert C. Reeves
420 Throckmorton St, Ste 1200
Fort Worth, TX 76102

Section 12.3. Entire Agreement; Supersedure.  Except as otherwise stated herein, this Agreement constitutes the entire agreement of the Partners relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written.

Section 12.4. Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

Section 12.5. Amendment or Modification.

(a)           This Agreement may be amended, modified, waived or supplemented by the Board of Supervisors; provided, that except as expressly provided in this Agreement, no amendment, modification, waiver or supplement of this Agreement shall, without the consent of the affected Partner, (i) alter the provisions which govern such Partner’s entitlement to distributions and income allocations or (ii) decrease the interest in the Partnership of such Partner (including the provisions providing for allocation of debits and credits to such Partner’s Capital Account provided for in this Agreement).

(b)           Notwithstanding the first proviso in Section 12.5(a), no consent of any Limited Partner will be required for the Board of Supervisors to make an amendment (i) necessitated by a merger agreement or similar document provided that all consideration from such transaction is allocated among the Partners as provided in this Agreement and any Partnership Interests issued in such transaction are issued in accordance with the terms of this Agreement, (ii) necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, (iii) necessary or advisable to effect or continue the irrevocable delegation by the General Partner to the Board of Supervisors of all management powers over the business and affairs of the Partnership, (iv) necessary or advisable to prevent the Partnership, any Partner or any member of the Board of Supervisors from being subjected to the Investment Company Act of 1940 or the Investment Advisers Act of 1940, as amended, (iv) necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, or (v) necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

(c)           Notwithstanding either proviso in Section 12.5(a), no consent of any Limited Partner will be required for the Board of Supervisors to make an amendment in connection with (i) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement or (ii) the issuance, repurchase, forfeiture or re-issuance of any class or series of securities of the Partnership in accordance with this Agreement.

Section 12.6. Binding Effect.  Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners.  This

Agreement is for the sole benefit of the Partners, and no other Person shall have any rights, benefits or remedies by reason of this Agreement, nor shall any Partner owe any duty or obligation whatsoever to any such Person (other than the Partners) by virtue of this Agreement.

Section 12.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.

(b)           The parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such Court or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) and the federal courts of the United States of America located in the State of Delaware (and of the appropriate appellate courts therefrom) in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to:

(i)            the negotiation, execution and performance of this Agreement,

(ii)           the interpretation and enforcement of the provisions of this Agreement, or

(iii)          any actions of or omissions by any Covered Party in any way connected with, related to or giving rise to any of the foregoing matters,

(the foregoing clauses (i), (ii) and (iii) collectively, the “Covered Matters”), and hereby waive, and agree not to assert as a defense in any actions, suits or proceedings (each, a “Legal Action”) with regard to or involving a Covered Matter, that such Legal Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably agree that all claims with respect to such Legal Action shall be heard and determined exclusively by such a Delaware state or federal court.  The parties hereto, on their behalf and on behalf of their respective Affiliates, hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Legal Action in the manner provided in Section 12.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(c)           In addition, by entering into this Agreement, each party hereto, on their behalf and, to the fullest extent permissible by applicable law, on behalf of their respective unitholders, partners, members, directors, Affiliates, officers or agents, as the case may be, covenants, agrees and acknowledges, that it shall not bring any Legal Action (regardless of the legal theory or claim involved or the procedural nature of any such Legal Action) with regard to any Covered Matter against any Covered Party, other than the parties hereto.

(d)           The parties hereto acknowledge and agree that (i) the agreements contained in this Section 12.7 are an integral part of this Agreement and the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, (ii) any breach of this Section 12.7 would result in irreparable harm and that monetary damages would not a sufficient remedy for any such breach and (iii) that any breach of this Section 12.7 will be deemed a material breach of this Agreement.  Accordingly, each Covered Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach by a party (or any affiliate of such party) and in case of any such breach, the non-breaching party shall be excused from its performance obligations under this Agreement. For the purposes of this Section 12.7, “Covered Party” shall mean (i) any party hereto, and (ii) any such parties’ officers, directors, agents, employees, or Affiliates, all of whom are intended third party beneficiaries of this Section 12.7.

(e)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.8. Severability.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances is not affected and such provision shall be enforced to the greatest extent permitted by law.

Section 12.9. Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

Section 12.10. Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

[Signature Pages Follow]

Executed effective as of the date first set forth above.

GENERAL PARTNER:

ATHLON HOLDINGS GP LLC

By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Manager

LIMITED PARTNERS:

ATHLON ENERGY INC.

By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	President and Chief Executive Officer

LIMITED PARTNERS (CONT’D):

By:	/s/ Robert C. Reeves
Robert C. Reeves

By:	/s/ Nelson K. Treadway
Nelson K. Treadway

By:	/s/ William B. D. Butler
William B. D. Butler

By:	/s/ Jennifer L. Palko
Jennifer L. Palko

By:	/s/ Bud W. Holmes
Bud W. Holmes

By:	/s/ David B. McClelland
David B. McClelland

By:	/s/ James R. Plemons
James R. Plemons

By:	/s/ Melvyn E. Foster, Jr.
Melvyn E. Foster, Jr.

By:	/s/ Matt Cashion
Matt Cashion

By:	/s/ Janis F. Gould
Janis F. Gould

By:	/s/ Juan Coronado
Juan Coronado

By:	/s/ Sharon Braddy
Sharon Braddy

By:	/s/ John Souders
John Souders

By:	/s/ Sheryl Turner
Sheryl Turner

By:	/s/ Lauryl Ellis
Lauryl Ellis

By:	/s/ Robert Lange
Robert Lange

By:	/s/ Dallas Rysavy
Dallas Rysavy

By:	/s/ Dustin Cummings
Dustin Cummings

By:	/s/ J.W. Reddin
J.W. Reddin

By:	/s/ Margie Pellerin
Margie Pellerin

By:	/s/ Ian Bowersock
Ian Bowersock

By:	/s/ Joey Bernard
Joey Bernard

By:	/s/ Cristan C. Erdelac
Cristan C. Erdelac

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement is executed by the undersigned pursuant to the Amended and Restated Limited Partnership Agreement of Athlon Holdings LP (the “Partnership”), dated as of [             ], 2013, as amended from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”).  By the execution of this Adoption Agreement the undersigned agrees as follows:

1.             Acknowledgment.  The undersigned acknowledges that he/she is acquiring a Partnership Interest as a Limited Partner, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time.  Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2.             Agreement.  The undersigned hereby joins in, and agrees to be bound by, and subject to, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if he/she were originally a party thereto.

3.             Representations and Warranties

(a)           The Partnership Interests will be acquired in a transaction pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Act”) and have the status of securities acquired in a transaction under Section 4(2) of the Act.  The Partnership Interests have not been registered under the Act and cannot be resold without registration under the Act or an exemption therefrom.

(b)           The undersigned is not an underwriter within the meaning of Section 2(11) of the Act.  Pursuant to Section 2(11) of the Act, the term “underwriter” means “any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any security, or participates or has a direct or indirect participation in any such undertaking, or participates or has a participation in the direct or indirect underwriting of any such undertaking; but such term shall not include a person whose interest is limited to a commission from an underwriter or dealer not in excess of the usual and customary distributors’ or sellers’ commission.”

4.             Notice.  Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this            day of                                          , 20          .

[name]

Notice Address:

Facsimile:

EXHIBIT B

ADOPTION AGREEMENT FOR FAMILY MEMBERS

This Adoption Agreement is executed by the undersigned pursuant to the Amended and Restated Limited Partnership Agreement of Athlon Holdings LP (the “Partnership”), dated as of [                            ], 2013, as amended from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”).  By the execution of this Adoption Agreement for Family Members, the undersigned agrees as follows:

1.             Acknowledgment.  The undersigned acknowledges that he is acquiring a Partnership Interest as a Limited Partner and is subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time.  Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2.             Agreement.  The undersigned hereby joins in, and agrees to be bound by, and subject to, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if he were originally a party thereto.  The undersigned is a successor and assign of [Insert Assignor’s Name] for all purposes of the Agreement, including, without limitation Article IV.

3.             Representation and Warranty.  The undersigned represents and warrants that the Assignment from [name of Limited Partner] is made pursuant to Section 3.4(b) of the Agreement.

4.             Notice.  Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this            day of                                          , 20          .

[name]

Notice Address:

Facsimile:

EXHIBIT C

CONSENT OF SPOUSE

The undersigned, the spouse of                                                     , a Partner of Athlon Holdings LP (the “Partnership”) named in the Amended and Restated Limited Partnership Agreement of the Partnership (the “Agreement”) acknowledges that I have read the Agreement and that I understand its contents including Sections 3.4 and 7.5.  I hereby consent to and approve of the provisions of the Agreement, as it may be amended from time to time in accordance with its terms, and agree that the Partnership Interest held by my spouse and my interest in such Partnership Interest are subject to such provisions.  I agree that I will take no action at any time to hinder the operations of the Partnership.

Dated:        , 20

Name:

Address: